Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	James McMonagle
Vice President and Chief Financial Officer
(610) 487-0904

AMREP REPORTS THIRD QUARTER FISCAL 2019 RESULTS

Plymouth Meeting, Pennsylvania, March 13, 2019 – AMREP Corporation (NYSE: AXR) today reported a net loss of $32,000, or $0.00 per share, for its 2019 third fiscal quarter ended January 31, 2019 compared to a net loss of $2,851,000, or $0.35 per share, for the same period of the prior year. For the first nine months of 2019, the Company had net income of $84,000, or $0.01 per share, compared to a net loss of $1,125,000, or $0.14 per share, for the same period of 2018. Net results for 2018 were unfavorably impacted by federal tax law changes enacted during the Company’s third quarter of 2018 that reduced the value of the Company’s deferred tax assets. Revenues were $9,340,000 and $30,663,000 for the third quarter and first nine months of 2019 compared to $10,379,000 and $30,880,000 for the same periods of the prior year.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of land and leading developer of real estate in New Mexico and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2019	2018

Revenues	$9,340,000	$10,379,000

Net (loss)	$(32,000)	$(2,851,000)

(Loss) per share – Basic and Diluted	$(0.00)	$(0.35)

Weighted average number of common shares outstanding - basic	8,103,000	8,075,000
Weighted average number of common shares outstanding - diluted	8,103,000	8,075,000

	Nine Months Ended January 31,
	2019	2018

Revenues	$30,663,000	$30,880,000

Net income (loss)	$84,000	$(1,125,000)

Earnings (loss) per share – Basic and Diluted	$0.01	$(0.14)

Weighted average number of common shares outstanding - basic	8,095,000	8,070,000
Weighted average number of common shares outstanding - diluted	8,140,000	8,070,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).